Exhibit 99.1

NEWS RELEASE

300 Perimeter Park Drive, Suite A Morrisville, North Carolina 27560 919.468.0399	Company Contact: Timothy Krist Chief Financial Officer 919.468.0399, ext. 295 tkrist@charlesandcolvard.com	Investor Relations: Christopher Schreiber Taglich Brothers, Inc. Investor Relations Counsel 800.383.8464 cs@taglichbrothers.com

FOR IMMEDIATE RELEASE

CHARLES & COLVARD REPORTS FIRST QUARTER SALES INCREASE 56% AND NET INCOME INCREASES $682,000 OVER PRIOR-YEAR PERIOD

MORRISVILLE, N.C. – April 25, 2013 – Charles & Colvard, Ltd. (NASDAQ Global Select Market: CTHR), the sole manufacturer of created moissanite gemstones, The Most Brilliant Jewel in the World®, today announced that net sales for the first quarter ended March 31, 2013 increased 56% and net income increased $682,000 over the prior-year period.

Financial Highlights:

•	Q1 net sales increase 56% to $6.5 million vs. $4.2 million in Q1 2012

•	Profitable Q1 – net income of $306,000 after approximate $651,000 incremental quarter-over-quarter investment in consumer-direct business models, vs. prior-year period net loss of $376,000

•	$13.1 million cash and investments and no long-term debt at 3/31/13

•	Positive cash flow from operations in Q1 of $869,000

Net sales for the three months ended March 31, 2013 increased 56% to approximately $6.5 million, compared with approximately $4.2 million in net sales during the corresponding period of the previous year.  Loose moissanite gemstone sales increased 77% to approximately $4.3 million, compared with approximately $2.5 million in the corresponding period of the previous year.  Finished jewelry sales increased 25% to approximately $2.2 million, compared with approximately $1.7 million in the corresponding period of the previous year.

The Company recorded net income of $306,000, or $0.02 per diluted share, in the first quarter of 2013, representing an approximate $682,000 improvement relative to a net loss of $376,000, or $0.02 per share, in the first quarter of 2012.  First quarter 2012 net loss included an income tax benefit of approximately $320,000 generated by the reversal of a liability for an uncertain tax position resulting from a voluntary disclosure agreement the Company entered into with a taxing authority.

Operating expenses increased $234,000, or 8%, during the first quarter of 2013 when compared to the same period of 2012.  Of this increase, sales and marketing expenses increased $744,000, or 50%, when compared with the same period in 2012.  This increase was primarily due to the Company’s ongoing investments in marketing and branding initiatives to better position Charles & Colvard’s product lines in the marketplace, as well as marketing investments and key strategic personnel additions in support of its direct-to-consumer Moissanite.com e-commerce and Lulu AvenueTM home party businesses.

“We are extremely pleased with our first quarter revenue and earnings and cash flow, which represents Charles & Colvard’s strongest first quarter performance since my coming on board,” stated Randy N. McCullough, Chief Executive Officer of Charles & Colvard, Ltd.  “With quarterly revenue growth of 56 percent and profit growth of 181 percent, we’re seeing the results of our innovative efforts on all fronts.

“Charles & Colvard continues to innovate and execute with insistence across all our businesses, maintaining an intense focus on our core competencies, our biggest innovation opportunities and expanding market share.  We believe this will have the greatest impact on getting our company to greater levels of growth and shareholder value.  We anticipate that Steve Larkin, who as recently announced was appointed as our Chief Operating Officer, will play a key role in assisting with these initiatives.

“Innovation remains a driving force for Charles & Colvard’s long-term strategy.  We continue to introduce new, exciting, and innovative products like our premier brand of Charles & Colvard Created Moissanite®, Forever Brilliant®, gemstones with optical properties that are remarkably whiter and brighter than ever before.  Consumers are delighted with the increased brilliance of our moissanite gemstone that resulted from the up to four color grades whiter enhancement last year.  With the new crystals from Cree, Inc. providing an even whiter color than before, Charles & Colvard is now able to produce an organically superior Forever Brilliant® gemstone.”  McCullough continued, “The refraction and scintillation are off the charts providing a brilliance that surpasses anything we’ve seen before in our moissanite gems.

“We are moving forward with urgency, but with balance… balancing developing market growth, balancing the top and bottom lines, and balancing short- and long-term returns.  I am confident we will deliver the top- and bottom-line growth that is expected from Charles & Colvard and that we demand of ourselves.”

Financial Position

Cash and liquid long-term investments totaled $13.1 million at March 31, 2013, up from approximately $12.4 million at December 31, 2012, and the Company had no long-term debt outstanding as of March 31, 2013.  Cash generated from operations during the first quarter of 2013 totaled $869,000.  The primary drivers of positive cash flow were the Company’s net income of $306,000 that included $428,000 of net non-cash expenses, a decrease in trade accounts receivable of $887,000, and an increase in trade accounts payable of $472,000.  These factors more than offset an increase in interest receivable of $4,000, a net increase in inventory of $853,000, an increase in prepaid expenses and other assets of $255,000, and a net decrease in accrued liabilities of $112,000.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. EDT today, April 25, 2013, to discuss its first quarter 2013 operating results, along with other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “Charles & Colvard, Ltd. Conference Call” a few minutes before 11:15 a.m. EDT on Thursday, April 25, 2013.  The call will also be broadcast live on the Internet at www.visualwebcaster.com/event.asp?id=91617.

A replay of the conference call will be available one hour after the call until 9:00 a.m. EDT on Friday, May 3, 2013 by dialing 877-344-7529 (U.S.) or 412-317-0088 (international) and entering the conference ID number 10023605.

The conference call will also be archived for review on the Internet at www.visualwebcaster.com/event.asp?id=91617 and on the Company’s website at www.charlesandcolvard.com until Friday, May 3, 2013.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd., based in the Research Triangle Park area of North Carolina, is the global sole source of moissanite, a unique, near-colorless created gemstone that is distinct from other gemstones and jewels based on its exceptional fire, brilliance, luster, durability, and rarity.  Charles & Colvard Created Moissanite® and Forever Brilliant® are currently incorporated into fine jewelry sold through domestic and international retailers and other sales channels.  Charles & Colvard, Ltd.’s common stock is listed on the NASDAQ Global Select Market under the symbol “CTHR.”  For more information, please visit www.charlesandcolvard.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Statements expressing expectations regarding our future and projections relating to products, sales, revenues, and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations, and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future.  You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated, or implied in these forward-looking statements as a result of many factors including, but not limited to, our dependence on consumer acceptance and growth of sales of our products resulting from our strategic initiatives; dependence on a limited number of customers; our ability to fulfill orders on a timely basis; the financial condition of our major customers; dependence on Cree, Inc. as the sole current supplier of the raw material; our current wholesale customers’ potential perception of us as a competitor in the finished jewelry business; intense competition in the worldwide jewelry industry; general economic and market conditions, including the current economic environment; risks of conducting business in foreign countries; the pricing of precious metals, which is beyond our control; the potential impact of seasonality on our business; our ability to protect our intellectual property; the risk of a failure of our information technology infrastructure to protect confidential information and prevent security breaches; possible adverse effects of governmental regulation and oversight; and the failure to evaluate and integrate strategic opportunities, in addition to the other risks and uncertainties described in our filings with the Securities and Exchange Commission, or the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and subsequent reports filed with the SEC.  Forward-looking statements speak only as of the date they are made.  We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the SEC that discuss other factors relevant to our business.

(Financial Highlights Follow)

Charles & Colvard, Ltd.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
	2013	2012
Net sales	$6,505,074	$4,178,385
Costs and expenses:
Cost of goods sold	2,881,978	2,027,686
Sales and marketing	2,246,209	1,501,921
General and administrative	849,377	1,357,172
Research and development	5,983	8,408
Total costs and expenses	5,983,547	4,895,187
Income (loss) from operations	521,527	(716,802)
Other income (expense):
Interest income	7,502	23,865
Interest expense	(740)	(477)
Total other income	6,762	23,388
Income (loss) before income taxes	528,289	(693,414)
Income tax net (expense) benefit	(222,016)	317,568
Net income (loss)	$306,273	$(375,846)

Net income (loss) per common share:
Basic	$0.02	$(0.02)
Fully diluted	$0.02	$(0.02)

Weighted average number of shares used in computing net income (loss) per common share:
Basic	19,659,168	19,470,511
Fully diluted	20,054,422	19,470,511

Charles & Colvard, Ltd.
Consolidated Balance Sheets
(unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$12,641,217	$11,860,842
Accounts receivable, net	7,455,505	8,138,358
Interest receivable	4,601	694
Held-to-maturity investments	503,719	505,068
Inventory, net	8,466,603	8,442,430
Prepaid expenses and other assets	991,222	737,406
Deferred income taxes	1,211,772	1,211,772
Total current assets	31,274,639	30,896,570
Long-term assets:
Inventory, net	25,201,036	24,353,580
Property and equipment, net	1,669,944	1,746,792
Intangible assets, net	328,767	346,732
Deferred income taxes	2,310,240	2,520,818
Other assets	13,266	12,199
Total long-term assets	29,523,253	28,980,121
TOTAL ASSETS	$60,797,892	$59,876,691

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,584,156	$2,112,585
Accrued cooperative advertising	194,000	200,000
Accrued expenses and other liabilities	463,825	574,522
Total current liabilities	3,241,981	2,887,107
Long-term liabilities:
Accrued income taxes	388,118	383,730
Total liabilities	3,630,099	3,270,837
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value	53,333,402	53,318,044
Additional paid-in capital – stock-based compensation	8,699,328	8,459,020
Accumulated deficit	(4,864,937)	(5,171,210)
Total shareholders’ equity	57,167,793	56,605,854
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$60,797,892	$59,876,691

Charles & Colvard, Ltd.
Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$306,273	$(375,846)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	192,387	116,600
Amortization of bond premium	1,349	1,323
Stock-based compensation	246,666	289,409
Provision for uncollectible accounts	(96,000)	151,952
Provision for sales returns	(108,000)	(42,000)
Provision for inventory reserves	(19,000)	(46,000)
Provision for deferred income taxes	210,578	-
Changes in assets and liabilities:
Accounts receivable	886,853	12,809
Interest receivable	(3,907)	(2,303)
Inventory	(852,629)	489,787
Prepaid expenses and other assets, net	(254,883)	(19,159)
Accounts payable	471,571	506,571
Accrued cooperative advertising	(6,000)	(63,000)
Accrued income taxes	4,388	(361,198)
Other accrued liabilities	(110,697)	(275,358)
Net cash provided by operating activities	868,949	383,587

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(87,997)	(351,793)
Patent, license rights, and trademark costs	(9,577)	(3,677)
Net cash used in investing activities	(97,574)	(355,470)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock option exercises	9,000	106,465
Net cash provided by financing activities	9,000	106,465

NET INCREASE IN CASH AND CASH EQUIVALENTS	780,375	134,582
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	11,860,842	6,701,701
CASH AND CASH EQUIVALENTS, END OF PERIOD	$12,641,217	$6,836,283

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$740	$477
Cash paid during the year for income taxes	$7,050	$11,800

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